Exhibit 99.1

Alcoa Corporation Reports Second Quarter 2018 Results

PITTSBURGH--(BUSINESS WIRE)--July 18, 2018--Alcoa Corporation (NYSE: AA):

  Net income of $75 million, or $0.39 per share
  Excluding special items, adjusted net income of $286 million, or $1.52 per share
  $904 million of adjusted earnings before interest, tax, depreciation, and amortization (EBITDA) excluding special items
  Revenue of $3.6 billion
  $1.1 billion cash balance and $1.9 billion of debt, for net debt of $0.8 billion, as of June 30, 2018
  Alcoa updated its 2018 projection for adjusted EBITDA excluding special items to between $3.0 billion to $3.2 billion, down from $3.5 billion to $3.7 billion1 due to current market prices and other factors
  Projecting full-year global deficits for both alumina and aluminum in 2018; surplus for bauxite
  Continuing progress on strategic priorities to reduce complexity, drive returns, and strengthen the balance sheet; used debt proceeds and available cash to reduce net pension liability by $605 million

M, except per share amounts	2Q17	1Q18	2Q18
Revenue	$2,859	$3,090	$3,579
Net income attributable to Alcoa Corporation	$75	$150	$75
Earnings per share attributable to Alcoa Corporation	$0.40	$0.80	$0.39
Adjusted net income	$116	$145	$286
Adjusted earnings per share	$0.62	$0.77	$1.52
Adjusted EBITDA excluding special items[2]	$505	$653	$904

[1]	Based on actual YTD 2018 results; outlook for unpriced sales at $2,100 LME, $465 API, $0.20 Midwest premium and updated regional premiums, and currencies.

[2]

On January 1, 2018, Alcoa Corporation adopted guidance issued by the Financial Accounting Standards Board to the presentation of net periodic benefit cost related to pension and other postretirement benefit plans. This guidance requires the non-service cost components of net periodic benefit cost to be reported separately from the service cost component in an entity’s income statement. Additionally, this guidance is required to be applied retrospectively. Accordingly, previously reported amounts for Cost of goods sold, Selling, general administrative, and other expenses, and Other expenses (income), net on Alcoa Corporation’s consolidated income statement have been recast to reflect these changes. As a result, previously reported amounts for Adjusted EBITDA on both a consolidated basis and for each of the Company’s three segments have been updated to reflect these changes. See the financial schedules to this release for additional information.

Alcoa Corporation (NYSE: AA), a global leader in bauxite, alumina, and aluminum products, today reported second quarter 2018 results that reflect continued strong pricing for both alumina and aluminum.

Favorable market conditions have also enabled the Company to lower volatility risk from its pension obligations. In the second quarter of 2018, Alcoa used the proceeds from a debt offering and available cash to reduce its net pension liability by $605 million and finished the quarter with a cash balance of $1.1 billion on June 30, 2018.

“Market pricing continued to be favorable in the second quarter and drove a 38 percent sequential increase in adjusted EBITDA excluding special items,” said Alcoa President and Chief Executive Officer Roy Harvey. “These market tailwinds also facilitated greater progress on our strategic priorities to reduce complexity in our Company, drive returns from our assets, and address pension liabilities to strengthen the balance sheet for the long-term.”

Alcoa also updated its full-year outlook for adjusted EBITDA excluding special items to range between $3.0 billion to $3.2 billion1, down from the prior quarter’s range of $3.5 billion to $3.7 billion. The new full-year forecast reflects current market prices, tariffs on imported aluminum, increased energy costs, and some operational impacts.

Harvey continued: “While markets and trade dynamics are likely to remain fluid, we will continue to be focused on driving value for our stockholders through all market cycles.”

In second quarter 2018, Alcoa reported net income of $75 million, or $0.39 per share, compared to $150 million, or $0.80 per share, in first quarter 2018. The second quarter results include a negative impact of $211 million for special items, due primarily to a non-cash settlement charge related to the annuitization of certain defined benefit pension plan obligations in Canada, actions related to the Wenatchee smelter in Washington State, and a loss on a contractor arbitration matter.

Excluding the impact of special items, second quarter 2018 adjusted net income was $286 million, or $1.52 per share, up 97 percent sequentially from $145 million, or $0.77 per share.

In second quarter 2018, Alcoa reported $904 million of adjusted EBITDA excluding special items, up 38 percent from $653 million in first quarter 2018. Higher alumina and aluminum prices, as well as a stronger U.S. dollar, were the primary factors driving this sequential increase. Somewhat offsetting these factors were unfavorable mix and higher costs for energy, raw materials, and maintenance activities.

In the second quarter, Alcoa incurred $15 million of costs for tariffs on imports from its foreign operations for U.S. sale. Alcoa’s imports were primarily from Canada, where the U.S. government’s Section 232 tariffs became effective on June 1, 2018.

Alcoa reported second quarter 2018 revenue of $3.6 billion, up 16 percent sequentially, primarily due to higher realized alumina and aluminum prices and increased primary aluminum shipments.

Cash from operations in second quarter 2018 was a negative $430 million and free cash flow was a negative $525 million, both driven by $605 million in additional contributions made to certain U.S. and Canadian defined benefit pension plans and $92 million for cash payments related to the electricity supply contract for Wenatchee and the contractor arbitration matter. Cash provided by financing activities was $433 million, which includes $492 million in net proceeds from a recent debt offering, and cash used for investing activities was $100 million in the second quarter of 2018.

Alcoa ended second quarter 2018 with cash on hand of $1.1 billion and debt of $1.9 billion, for net debt of $0.8 billion. The Company reported 24 days working capital, a 6-day increase from second quarter 2017, reflecting the impact of higher alumina and aluminum prices.

Warrick Operations Update

In second quarter 2018, Alcoa completed the restart of two of three potlines included in the partial restart plan for the aluminum smelter at the Warrick Operations in Indiana. On May 28, 2018, the Company announced that the third line scheduled for restart had been shut down due to a temporary power outage.

The Company now expects to complete the restart of the third potline by the end of the year. Costs to restart this line will be incurred in the third and fourth quarters of 2018 and are estimated to be approximately $5 million (after-tax) on a combined basis. Once the partial restart is completed, the Warrick smelter will comprise approximately 161,000 metric tons of annual operating capacity.

Market Update

The Company continues to project a full-year 2018 global deficit for both aluminum and alumina and a surplus for bauxite.

In aluminum, the Company expects a larger global deficit ranging between 1.1 million and 1.5 million metric tons, up from last quarter’s estimate of between 600 thousand and 1 million metric tons. Global aluminum demand growth remains unchanged from last quarter, projected to be between 4.25 to 5.25 percent in 2018.

In alumina, Alcoa is projecting a slightly lower global deficit between 200 thousand and 1 million metric tons, compared to last quarter’s expectation of between 300 thousand and 1.1 million metric tons.

The global market for bauxite is expected to be in a surplus for full year 2018 with stockpile growth in China and increased exports from Guinea.

Uncertainty continues to exist in the global supply chain due to U.S. tariffs and ongoing alumina supply disruptions in the Atlantic region.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Daylight Time (EDT) on Wednesday, July 18, to present second quarter 2018 financial results, discuss the business, and review market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EDT on July 18, 2018. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding Company developments and financial performance through its website, www.alcoa.com.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, built on a foundation of strong values and operating excellence dating back nearly 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results or operating performance; and statements about strategies, outlook, and business and financial prospects. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa Corporation; (d) the impact of changes in foreign currency exchange rates on costs and results; (e) increases in energy costs; (f) declines in the discount rates used to measure pension liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; (g) the inability to achieve improvement in profitability and margins, cost savings, cash generation, revenue growth, fiscal discipline, or strengthening of competitiveness and operations anticipated from operational and productivity improvements, cash sustainability, technology advancements, and other initiatives; (h) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, restarts, expansions, or joint ventures; (i) political, economic, trade, and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (j) labor disputes and work stoppages; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (l) the impact of cyberattacks and potential information technology or data security breaches; and (m) the other risk factors discussed in Item 1A of Alcoa Corporation’s Form 10-K for the fiscal year ended December 31, 2017 and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission (SEC). Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa’s consolidated financial information but is not presented in Alcoa’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures under SEC rules. Alcoa Corporation believes that the presentation of non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

This release includes a range of forecasted 2018 Adjusted EBITDA for the Company. Alcoa Corporation has not provided a reconciliation of this forward-looking non-GAAP financial measure to the most directly comparable GAAP financial measure for the following reasons. The Company’s financial results are heavily dependent on market-driven factors, such as LME-based prices for aluminum, index- and spot-based prices for alumina, and foreign currency exchange rates. As such, the Company may experience significant volatility on a daily basis related to its forecasted Adjusted EBITDA. Management applies estimated sensitivities, such as those relating to aluminum and alumina prices and foreign currency exchange rates, to the components that comprise Adjusted EBITDA. However, a similar analysis cannot be performed relating to the components necessary to reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure without unreasonable effort due to the additional variability and complexity associated with forecasting such items. Consequently, management believes such reconciliation would imply a degree of precision that would be confusing and/or potentially misleading to investors.

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited)
(dollars in millions, except per-share amounts)

	Quarter ended
	June 30,	March 31,	June 30,
	2017	2018	2018
Sales	$2,859	$3,090	$3,579

Cost of goods sold (exclusive of expenses below)(1)	2,289	2,381	2,632
Selling, general administrative, and other expenses(1)	70	67	64
Research and development expenses	8	8	9
Provision for depreciation, depletion, and amortization	190	194	192
Restructuring and other charges	12	(19)	231
Interest expense	25	26	32
Other expenses, net(1)	28	21	9
Total costs and expenses	2,622	2,678	3,169

Income before income taxes	237	412	410
Provision for income taxes	99	138	180

Net income	138	274	230

Less: Net income attributable to noncontrolling interest	63	124	155

NET INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$75	$150	$75

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net income	$0.41	$0.81	$0.40
Average number of shares	184,240,686	185,939,770	186,398,784

Diluted:
Net income	$0.40	$0.80	$0.39
Average number of shares	186,385,250	188,494,931	188,708,013

(1)	On January 1, 2018, Alcoa Corporation adopted guidance issued by the Financial Accounting Standards Board to the presentation of net periodic benefit cost related to pension and other postretirement benefit plans. This guidance requires that an entity report the service cost component of net periodic benefit cost in the same line item(s) on its income statement as other compensation costs arising from services rendered by the pertinent employees during a reporting period. The other components of net periodic benefit cost (see Note N to the Consolidated Financial Statements included in Part II Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017) are required to be reported separately from the service cost component. In other words, these other components may be aggregated and presented as a separate line item or they may be reported in existing line items on the income statement other than such line items that include the service cost component. Previously, Alcoa Corporation reported all components of net periodic benefit cost, except for certain settlements, curtailments, and special termination benefits, in Cost of goods sold (business employees) and Selling, general administrative, and other expenses (corporate employees) consistent with the location of other compensation costs related to the respective employees. The non-service cost components noted as exceptions are reported in Restructuring and other charges, as applicable. Upon adoption of this guidance, management began reporting the non-service cost components of net periodic benefit cost, except for certain settlements, curtailments, and special termination benefits that will continue to be reported in Restructuring and other charges, in Other expenses, net on the Company’s Statement of Consolidated Operations. For the quarters ended June 30, 2018 and March 31, 2018, the non-service cost components reported in Other expenses, net was $39 and $38, respectively. Additionally, the Statement of Consolidated Operations for the quarter ended June 30, 2017 was recast to reflect the reclassification of the non-service cost components of net periodic benefit cost to Other expenses, net from both Cost of goods sold and Selling, general administrative, and other expenses. As a result, for the quarter ended June 30, 2017, Cost of goods sold decreased by $20, Selling, general administrative, and other expenses decreased by $2, and Other expenses, net changed by $22 from previously reported amounts.

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited), continued
(dollars in millions, except per-share amounts)

	Six months ended
	June 30,
	2017	2018
Sales	$5,514	$6,669

Cost of goods sold (exclusive of expenses below)(1)	4,312	5,013
Selling, general administrative, and other expenses(1)	141	131
Research and development expenses	15	17
Provision for depreciation, depletion, and amortization	369	386
Restructuring and other charges	22	212
Interest expense	51	58
Other (income) expenses, net(1)	(51)	30
Total costs and expenses	4,859	5,847

Income before income taxes	655	822
Provision for income taxes	209	318

Net income	446	504

Less: Net income attributable to noncontrolling interest	146	279

NET INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$300	$225

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net income	$1.63	$1.21
Average number of shares	184,000,248	186,163,441

Diluted:
Net income	$1.61	$1.19
Average number of shares	186,333,415	188,626,057

Common stock outstanding at the end of the period	184,257,057	186,468,950

(1)	On January 1, 2018, Alcoa Corporation adopted guidance issued by the Financial Accounting Standards Board to the presentation of net periodic benefit cost related to pension and other postretirement benefit plans. This guidance requires that an entity report the service cost component of net periodic benefit cost in the same line item(s) on its income statement as other compensation costs arising from services rendered by the pertinent employees during a reporting period. The other components of net periodic benefit cost (see Note N to the Consolidated Financial Statements included in Part II Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017) are required to be reported separately from the service cost component. In other words, these other components may be aggregated and presented as a separate line item or they may be reported in existing line items on the income statement other than such line items that include the service cost component. Previously, Alcoa Corporation reported all components of net periodic benefit cost, except for certain settlements, curtailments, and special termination benefits, in Cost of goods sold (business employees) and Selling, general administrative, and other expenses (corporate employees) consistent with the location of other compensation costs related to the respective employees. The non-service cost components noted as exceptions are reported in Restructuring and other charges, as applicable. Upon adoption of this guidance, management began reporting the non-service cost components of net periodic benefit cost, except for certain settlements, curtailments, and special termination benefits that will continue to be reported in Restructuring and other charges, in Other (income) expenses, net on the Company’s Statement of Consolidated Operations. For the six months ended June 30, 2018, the non-service cost components reported in Other expenses, net was $77. Additionally, the Statement of Consolidated Operations for the six months ended June 30, 2017 was recast to reflect the reclassification of the non-service cost components of net periodic benefit cost to Other (income), net from both Cost of goods sold and Selling, general administrative, and other expenses. As a result, for the six months ended June 30, 2017, Cost of goods sold decreased by $40, Selling, general administrative, and other expenses decreased by $3, and Other (income), net changed by $43 from previously reported amounts.

Alcoa Corporation and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)

	December 31,	June 30,
	2017	2018
ASSETS
Current assets:
Cash and cash equivalents	$1,358	$1,089
Receivables from customers	811	1,025
Other receivables	232	170
Inventories	1,453	1,668
Fair value of derivative instruments	113	46
Prepaid expenses and other current assets(1)	271	283
Total current assets	4,238	4,281

Properties, plants, and equipment	23,046	22,079
Less: accumulated depreciation, depletion, and amortization	13,908	13,523
Properties, plants, and equipment, net	9,138	8,556
Investments	1,410	1,390
Deferred income taxes	814	612
Fair value of derivative instruments	128	44
Other noncurrent assets	1,719	1,635
Total assets	$17,447	$16,518

LIABILITIES
Current liabilities:
Accounts payable, trade	$1,898	$1,752
Accrued compensation and retirement costs	459	421
Taxes, including income taxes	282	323
Fair value of derivative instruments	185	151
Other current liabilities	412	353
Long-term debt due within one year	16	13
Total current liabilities	3,252	3,013
Long-term debt, less amount due within one year	1,388	1,916
Accrued pension benefits	2,341	1,580
Accrued other postretirement benefits	1,100	1,025
Asset retirement obligations	617	560
Environmental remediation	258	237
Fair value of derivative instruments	1,105	580
Noncurrent income taxes	309	256
Other noncurrent liabilities and deferred credits	279	243
Total liabilities	10,649	9,410

EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,590	9,650
Retained earnings	113	339
Accumulated other comprehensive loss	(5,182)	(4,967)
Total Alcoa Corporation shareholders' equity	4,523	5,024
Noncontrolling interest	2,275	2,084
Total equity	6,798	7,108
Total liabilities and equity	$17,447	$16,518
(1)	This line item includes $7 and $6 of restricted cash as of December 31, 2017 and June 30, 2018, respectively.

Alcoa Corporation and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)

	Six months ended
	June 30,
	2017	2018
CASH FROM OPERATIONS
Net income	$446	$504
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	369	387
Deferred income taxes	50	(31)
Equity earnings, net of dividends	14	(11)
Restructuring and other charges	22	212
Net gain from investing activities – asset sales	(116)	(3)
Net periodic pension benefit cost	55	81
Stock-based compensation	14	20
Other	(3)	(32)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(75)	(209)
(Increase) in inventories	(86)	(267)
Decrease (Increase) in prepaid expenses and other current assets	52	(8)
Increase (Decrease) in accounts payable, trade	19	(105)
(Decrease) in accrued expenses	(238)	(243)
(Decrease) Increase in taxes, including income taxes	(44)	101
Pension contributions(1)	(47)	(692)
(Increase) in noncurrent assets	(46)	(49)
(Decrease) in noncurrent liabilities	(1)	(30)
CASH PROVIDED FROM (USED FOR) OPERATIONS	385	(375)

FINANCING ACTIVITIES
Cash paid to former parent company related to separation(2)	(247)	–
Net change in short-term borrowings (original maturities of three months or less)	3	–
Additions to debt (original maturities greater than three months)(1)	3	553
Payments on debt (original maturities greater than three months)	(10)	(7)
Proceeds from the exercise of employee stock options	18	22
Contributions from noncontrolling interest	56	109
Distributions to noncontrolling interest	(155)	(385)
Other	(6)	(6)
CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(338)	286

INVESTING ACTIVITIES
Capital expenditures	(159)	(169)
Proceeds from the sale of assets and businesses	243	–
Additions to investments	(36)	(5)
CASH PROVIDED FROM (USED FOR) INVESTING ACTIVITIES(3)	48	(174)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH(3)	11	(7)
Net change in cash and cash equivalents and restricted cash(3)	106	(270)
Cash and cash equivalents and restricted cash at beginning of year(3)	859	1,365
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD(3)	$965	$1,095

(1)	On May 17, 2018, Alcoa Nederland Holding B.V., a wholly-owned subsidiary of Alcoa Corporation, issued $500 in 6.125% senior notes due 2028. The gross proceeds from the debt issuance were used to make discretionary contributions to three of Alcoa Corporation’s U.S. defined benefit pension plans. Accordingly, for the six months ended June 30, 2018, the Pension contributions line item includes a cash outflow of $500 and the Additions to debt line item includes a cash inflow of $492 (net of an $8 initial purchasers discount).

(2)	On November 1, 2016, Alcoa Corporation separated from its former parent company (now named Arconic Inc.) into a standalone, publicly-traded company. In accordance with the terms of the related Separation and Distribution Agreement, Alcoa Corporation paid to Arconic Inc. the net after-tax proceeds of $243 from the sale of the Yadkin Hydroelectric Project.

(3)	On January 1, 2018, Alcoa Corporation adopted guidance issued by the Financial Accounting Standards Board to the presentation of restricted cash in the statement of cash flows. This guidance requires that restricted cash be aggregated with cash and cash equivalents in both the beginning-of-period and end-of-period line items at the bottom of the statement of cash flows. Previously, the change in restricted cash between the beginning-of-period and end-of period was reflected as either an investing, financing, operating, or non-cash activity based on the underlying nature of the transaction. Accordingly, for the Company’s Statement of Consolidated Cash Flows for the six months ended June 30, 2018, the Cash and cash equivalents and restricted cash at beginning of year and Cash and cash equivalents and restricted cash at end of period line items include restricted cash of $7 and $6, respectively. Additionally, the Company’s Statement of Consolidated Cash Flows for the six months ended June 30, 2017 was recast to reflect this change in presentation. As a result, the Cash and cash equivalents and restricted cash at beginning of year and Cash and cash equivalents and restricted cash at end of period line items include restricted cash of $6 and $11, respectively. Of the $5 increase in restricted cash for the six months ended June 30, 2017, $4 was previously presented as a cash outflow in the investing activities section of the Company’s Statement of Consolidated Cash Flows for the six months ended June 30, 2017. The remaining change of $1 is now reflected in the Effect of exchange rate changes on cash and cash equivalents and restricted cash line item.

Alcoa Corporation and subsidiaries
Segment Information (unaudited)
(dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))

	1Q17	2Q17	3Q17	4Q17	2017	1Q18	2Q18
Bauxite:
Production(1) (mdmt)	11.1	11.0	11.6	12.1	45.8	11.2	11.3
Third-party shipments (mdmt)	1.4	1.6	2.1	1.5	6.6	1.1	1.6
Intersegment shipments (mdmt)	10.2	9.9	10.2	10.8	41.1	10.4	10.0
Third-party sales	$70	$80	$104	$79	$333	$47	$77
Intersegment sales	$219	$208	$221	$227	$875	$249	$226
Adjusted EBITDA(2),(3)	$110	$97	$112	$105	$424	$110	$100
Depreciation, depletion, and amortization	$18	$19	$24	$21	$82	$29	$27

Alumina:
Production (kmt)	3,211	3,249	3,305	3,331	13,096	3,173	3,227
Third-party shipments (kmt)	2,255	2,388	2,271	2,306	9,220	2,376	2,285
Intersegment shipments (kmt)	947	1,152	1,153	1,223	4,475	1,097	1,031
Average realized third-party price per metric ton of alumina	$325	$314	$314	$406	$340	$385	$467
Third-party sales	$734	$749	$713	$937	$3,133	$914	$1,068
Intersegment sales	$361	$384	$398	$580	$1,723	$454	$536
Adjusted EBITDA(2),(3)	$297	$227	$203	$562	$1,289	$392	$638
Depreciation and amortization	$49	$53	$53	$52	$207	$53	$49
Equity income (loss)	$1	$(6)	$(5)	$5	$(5)	$(1)	$14

Aluminum:
Primary aluminum production (kmt)	559	575	596	598	2,328	554	565
Third-party aluminum shipments(4) (kmt)	801	833	868	854	3,356	794	853
Average realized third-party price per metric ton of primary aluminum	$2,080	$2,199	$2,237	$2,365	$2,224	$2,483	$2,623
Third-party sales	$1,806	$1,988	$2,090	$2,143	$8,027	$2,111	$2,413
Intersegment sales	$4	$3	$9	$5	$21	$4	$4
Adjusted EBITDA(2),(3)	$217	$234	$315	$246	$1,012	$153	$231
Depreciation and amortization	$101	$108	$106	$104	$419	$106	$108
Equity (loss) income	$(7)	$3	$(7)	$(8)	$(19)	$–	$(8)

Reconciliation of total segment Adjusted EBITDA to consolidated net income (loss) attributable to Alcoa Corporation:
Total segment Adjusted EBITDA(2)	$624	$558	$630	$913	$2,725	$655	$969
Unallocated amounts:
Transformation(5),(6)	(20)	(28)	(11)	10	(49)	(2)	(1)
Corporate inventory accounting(5),(7)	(17)	14	(9)	(95)	(107)	31	(32)
Corporate expenses(3),(8)	(33)	(34)	(33)	(31)	(131)	(27)	(26)
Provision for depreciation, depletion, and amortization	(179)	(190)	(194)	(187)	(750)	(194)	(192)
Restructuring and other charges	(10)	(12)	10	(297)	(309)	19	(231)
Interest expense	(26)	(25)	(26)	(27)	(104)	(26)	(32)
Other income (expenses), net(3)	79	(28)	(48)	(30)	(27)	(21)	(9)
Other(3),(5),(9)	–	(18)	(31)	(40)	(89)	(23)	(36)
Consolidated income before income taxes	418	237	288	216	1,159	412	410
Provision for income taxes	(110)	(99)	(119)	(272)	(600)	(138)	(180)
Net income attributable to noncontrolling interest	(83)	(63)	(56)	(140)	(342)	(124)	(155)
Consolidated net income (loss) attributable to Alcoa Corporation	$225	$75	$113	$(196)	$217	$150	$75

The difference between segment totals and consolidated amounts is in Corporate.

(1)	The production amounts do not include additional bauxite (approximately 3 mdmt per annum) that Alcoa World Alumina and Chemicals is entitled to receive (i.e. an amount in excess of its equity ownership interest) from certain other partners at the mine in Guinea.

(2)	Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(3)	On January 1, 2018, Alcoa Corporation adopted guidance issued by the Financial Accounting Standards Board to the presentation of net periodic benefit cost related to pension and other postretirement benefit plans. This guidance requires the non-service cost components of net periodic benefit cost to be reported separately from the service cost component in an entity’s income statement. Additionally, this guidance is required to be applied retrospectively. Accordingly, previously reported amounts for Cost of goods sold, Selling, general administrative, and other expenses, and Other expenses (income), net on Alcoa Corporation’s Statement of Consolidated Operations have been recast to reflect these changes. As a result, previously reported amounts for Adjusted EBITDA on both a consolidated basis and for each of the Company’s three segments have been updated to reflect these changes. See footnote 1 to the Statement of Consolidated Operations included in this release for additional information.

(4)	The Aluminum segment’s third-party aluminum shipments are composed of both primary aluminum and flat-rolled aluminum.

(5)	Effective in the first quarter of 2018, management elected to change the presentation of certain line items in the reconciliation of total segment Adjusted EBITDA to consolidated net income (loss) attributable to Alcoa Corporation to provide additional transparency to the nature of these reconciling items. Accordingly, Transformation (see footnote 6), which was previously reported within Other, is presented as a separate line item. Additionally, Impact of LIFO (last in, first out) and Metal price lag, which were previously reported as separate line items, are now combined and reported in a new line item labeled Corporate inventory accounting (see footnote 7). Also, the impact of intersegment profit eliminations, which was previously reported within Other, is reported in the new Corporate inventory accounting line item. The applicable information for all prior periods presented was recast to reflect these changes.

(6)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.

(7)	Corporate inventory accounting is composed of the impacts of LIFO inventory accounting, metal price lag, and intersegment profit eliminations. Metal price lag describes the timing difference created when the average price of metal sold differs from the average cost of the metal when purchased by Alcoa Corporation’s rolled aluminum operations. In general, when the price of metal increases, metal price lag is favorable, and when the price of metal decreases, metal price lag is unfavorable.

(8)	Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(9)	Other includes certain items that impact Cost of goods sold and Selling, general administrative, and other expenses on Alcoa Corporation’s Statement of Consolidated Operations that are not included in the Adjusted EBITDA of the reportable segments, including those described as “Other special items” (see footnote 2 to the reconciliation of Adjusted Income within Calculation of Financial Measures included in this release).

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Adjusted Income	Income			Diluted EPS
	Quarter ended			Quarter ended
	June 30, 2017	March 31, 2018	June 30, 2018	June 30, 2017	March 31, 2018	June 30, 2018

Net income attributable to Alcoa Corporation	$75	$150	$75	$0.40	$0.80	$0.39

Special items:
Restructuring and other charges	12	(19)	231
Discrete tax items(1)	–	(2)	2
Other special items(2)	48	18	34
Tax impact(3)	(11)	(2)	(43)
Noncontrolling interest impact(3)	(8)	–	(13)
Subtotal	41	(5)	211

Net income attributable to Alcoa Corporation – as adjusted	$116	$145	$286	0.62	0.77	1.52

Net income attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income attributable to Alcoa Corporation determined under GAAP as well as Net income attributable to Alcoa Corporation – as adjusted.

(1)	Discrete tax items include the following:
•	for the quarter ended March 31, 2018, a net benefit for several small items; and
•	for the quarter ended June 30, 2018, a net charge for several small items.

(2)	Other special items include the following:
•

for the quarter ended June 30, 2017, an unfavorable tax impact related to the interim period treatment of operational losses in certain jurisdictions for which no tax benefit was recognized ($28), a net unfavorable change in certain mark-to-market energy derivative instruments ($17), an unfavorable impact due to the near-term power market exposure as a result of renegotiating a hedging contract related to forecasted future spot market power purchases for the Portland (Australia) smelter ($13), and a favorable tax impact resulting from the difference between Alcoa Corporation’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($10);

•

for the quarter ended March 31, 2018, a net favorable change in certain mark-to-market energy derivative instruments ($17), costs related to the partial restart of the Warrick (Indiana) smelter ($16), an unfavorable tax impact resulting from the difference between Alcoa Corporation’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($15), costs, primarily contractor services, related to a work stoppage at a non-U.S. smelter ($3), and an unfavorable tax impact related to the interim period treatment of operational losses in certain jurisdictions for which no tax benefit was recognized ($1); and

•

for the quarter ended June 30, 2018, a loss on a contractor arbitration matter ($29), a net unfavorable change in certain mark-to-market energy derivative instruments ($6), a favorable tax impact related to the interim period treatment of operational losses in certain jurisdictions for which no tax benefit was recognized ($5), costs related to the partial restart of the Warrick (Indiana) smelter ($2), and costs, primarily contractor services, related to a work stoppage at a non-U.S. smelter ($2).

(3)

The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Adjusted EBITDA	Quarter ended
	June 30, 2017	March 31, 2018	June 30, 2018

Net income attributable to Alcoa Corporation	$75	$150	$75

Add:
Net income attributable to noncontrolling interest	63	124	155
Provision for income taxes	99	138	180
Other expenses, net(1)	28	21	9
Interest expense	25	26	32
Restructuring and other charges	12	(19)	231
Provision for depreciation, depletion, and amortization	190	194	192

Adjusted EBITDA(1)	$492	$634	$874

Special items(2)	13	19	30

Adjusted EBITDA, excluding special items(1)	$505	$653	$904

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	On January 1, 2018, Alcoa Corporation adopted guidance issued by the Financial Accounting Standards Board to the presentation of net periodic benefit cost related to pension and other postretirement benefit plans. This guidance requires the non-service cost components of net periodic benefit cost to be reported separately from the service cost component in an entity’s income statement. Additionally, this guidance is required to be applied retrospectively. Accordingly, previously reported amounts for Cost of goods sold, Selling, general administrative, and other expenses, and Other expenses (income), net on Alcoa Corporation’s Statement of Consolidated Operations have been recast to reflect these changes. As a result, for the quarter ended June 30, 2017, Other expenses, net changed by $22. Moreover, previously reported amounts for Adjusted EBITDA and Adjusted EBITDA, excluding special items have been updated to reflect these changes. See footnote 1 to the Statement of Consolidated Operations included in this release for additional information.

(2)	Special items include the following (see reconciliation of Adjusted Income above for additional information):
•	for the quarter ended June 30, 2017, an unfavorable impact due to the near-term power market exposure as a result of renegotiating a hedging contract related to forecasted future spot market power purchases for the Portland (Australia) smelter;
•	for the quarter ended March 31, 2018, costs related to the partial restart of the Warrick (Indiana) smelter ($16) and costs, primarily contractor services, related to a work stoppage at a non-U.S. smelter ($3); and
•	for the quarter ended June 30, 2018, a loss on a contractor arbitration matter ($26), costs related to the partial restart of the Warrick (Indiana) smelter ($2), and costs, primarily contractor services, related to a work stoppage at a non-U.S. smelter ($2).

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Free Cash Flow	Quarter ended
	June 30, 2017	March 31, 2018	June 30, 2018

Cash from operations*	$311	$55	$(430)

Capital expenditures	(88)	(74)	(95)

Free cash flow	$223	$(19)	$(525)

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

*

Cash from operations for the quarter ended June 30, 2018 includes a $500 cash outflow for discretionary contributions made to three of Alcoa Corporation’s U.S. defined benefit pension plans. The $500 was funded with the gross proceeds of 6.125% senior notes due 2028 issued in May 2018.

Net Debt	March 31, 2018	June 30, 2018

Long-term debt due within one year	$15	$13
Long-term debt, less amount due within one year	1,445	1,916
Total debt*	$1,460	$1,929

Less: Cash and cash equivalents	1,196	1,089

Net debt	$264	$840

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt.

*

Total debt as of June 30, 2018 includes $500 aggregate principal amount of 6.125% senior notes due 2028 issued in May 2018, the gross proceeds of which were used to make discretionary contributions to three of Alcoa Corporation’s U.S. defined benefit pension plans.

CONTACT:
Alcoa Corporation
Investor Contact:
James Dwyer, +1 412-992-5450
James.Dwyer@alcoa.com
or
Media Contact:
Monica Orbe, +1 412-315-2896
Monica.Orbe@alcoa.com